Exhibit 21

Subsidiaries

Name	Place of incorporation and kind of legal entity	Principal activities and place of operation	Particulars of issued/ registered share capital	Effective interest held
Vivic Corporation (Hong Kong) Co., Limited	Hong Kong	Holding company and tourism consultancy service	52,000,000 ordinary shares for HK$2,159,440	100%